Exhibit 99.1

Vestin Realty Mortgage I, Inc.
Announces Internet Availability of Proxy Materials
For Its 2009 Annual Meeting of Stockholders

Las Vegas – April 21, 2009 – Vestin Realty Mortgage I, Inc. (Nasdaq:VRTA), a real estate investment trust, today announced the Internet availability of proxy materials for its 2009 Annual Meeting of Stockholders under the U.S. Securities and Exchange Commission’s Notice and Access rule.

Pursuant to the U.S. Securities and Exchange Commission’s Notice and Access rule, companies may satisfy their proxy materials delivery requirements by delivering a “Notice of Internet Availability of Proxy Materials” to stockholders, providing Internet access to the proxy materials and providing a printed set of proxy materials by mail to any stockholder who requests them.

Vestin Realty Mortgage I has elected to take advantage of these rules to minimize impact on the environment and maximize cost savings relating to the printing of the proxy materials.

Vestin Realty Mortgage I’s 2008 Annual Report on Form 10-K and proxy statement for its 2009 Annual Meeting of Stockholders have been filed with the U.S. Securities and Exchange Commission, and may be viewed on the Internet web site address set forth in the Notice of Internet Availability of Proxy Materials. The investment community can also view these documents on the “Investor Relations” section of the company’s website at http://www.vestinrealtymortgage1.com.  Vestin Realty Mortgage I’s stockholders may obtain hard copies of these proxy materials free of charge by following the instructions provided on the Notice of Internet Availability of Proxy Materials.

Vestin Realty Mortgage I’s 2009 Annual Meeting of Stockholders will be held on Thursday, June 4, 2009, at 8:30 a.m., local time, at Venable, LLP, 750 E. Pratt, Suite 900, Baltimore, Maryland 21202.

About Vestin Realty Mortgage I, Inc.

Vestin Realty Mortgage I, Inc. is a real estate investment trust that invests in commercial real estate loans.  As of December 31, 2008, Vestin Realty Mortgage I, Inc. had assets of over $38.2 million.  Vestin Realty Mortgage I, Inc. is managed by Vestin Mortgage, Inc., which is a subsidiary of Vestin Group, Inc., which is engaged in asset management, real estate lending and other financial services through its subsidiaries.  Since 1995, Vestin Mortgage Inc. has facilitated more than $2.0 billion in lending transactions.

CONTACT:

Steve Stern
Stern And Company
702-240-9533
steve@sdsternpr.com